EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 10/06/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	0.53%	0.45%	7.46%
Class B Units	0.52%	0.43%	6.76%
*	Subject to independent verification

COMMENTARY FOR THE WEEK ENDED OCTOBER 6, 2006

The Grant Park Futures Fund recorded trading gains during the past week. Positions in the stock indices and currencies accounted for the majority of gains; losses came mainly from the interest rate sector.

Long positions in the stock indices gained ground as global equity markets traded higher during the week. The S&P Composite Index gained 13.40 points on the week and the NASDAQ 100 Index added 28.75 points as commentators suggested that cheaper energy prices and low yields on U.S. Treasury instruments were the main drivers behind the rally. Analysts commented that lower interest rates were instrumental as they allow businesses and consumers to borrow more easily in order to acquire new equipment and fund spending. Long positions in Hong Kong Hang Seng, Tokyo Nikkei and German DAX contributed to profits from the foreign sector.

Short positions in the Japanese yen and Swiss franc were profitable after the U.S. dollar rallied in response to the employment report released Friday by the U.S. Department of Labor. While the expectations for non-farm payrolls for the month of September came in below expectations the August release was upwardly revised to 188,000 from the originally reported 128,000. The unemployment rate was 4.6%, slightly lower than the 4.7% economists had forecasted. Analysts said that the dollar rallied on the news as the possibility of a cut in U.S. interest rates in the near future was deemed unlikely.

Lastly, long positions in the interest rate sector sustained losses as the news on the U.S. employment situation resulted in lower prices for U.S. Treasury instruments. The Ten-year note and Thirty-year bond ended the week in lower territory as did prices for Eurodollars. Long positions overseas also lost ground as Japanese Government bonds and Euro bunds ended the week at lower levels.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

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